Exhibit 99.4

Communications Corporation of America Audited Consolidated Financial Statements

Communications Corporation of America Unaudited Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of September 30, 2014 and December 31, 2013	F-19
Condensed Consolidated Statements of Income for the Nine Months Ended September 30, 2014 and 2013	F-20
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2014 and 2013	F-21
Notes to Condensed Consolidated Financial Statements	F-22

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

Communications Corporation of America

Lafayette, Louisiana

We have audited the accompanying consolidated financial statements of Communications Corporation of America and its Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communications Corporation of America and its Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 13 to the consolidated financial statements, the 2013 and 2012 financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

Atlanta, Georgia

April 30, 2014, except as to

the information under the heading Variable Interest Entities contained in Note 2 and Note 13 which are as of January 20, 2015

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share information)

December 31,	2013	2012
	(as restated)	(as restated)
Assets
Current Assets
Cash and cash equivalents	$20,907	$12,417
Accounts receivable, less allowance for doubtful accounts of $728 and $1,057 for 2013 and 2012, respectively	19,850	19,684
Current portion of program contract rights	4,877	4,830
Prepaid expenses and other current assets	2,152	2,237

Total Current Assets	47,786	39,168
Property and Equipment, Net (Note 4)	18,071	20,794
Program Contract Rights, Net of Current Portion	1,259	897
Deferred Tax Asset (Note 7)	10,616	—
Goodwill (Note 5)	38,942	38,942
Intangible Assets (Note 5)	885	885
Other Assets	253	255

Total Assets	$117,812	$100,941

Current Liabilities
Accounts payable	$1,081	$1,472
Accrued expenses	6,648	6,225
Accrued interest payable (Note 6)	1,818	1,785
Current portion of revolving credit facility, including paid-in-kind interest (Note 6)	—	5,361
Current portion of capital lease obligations (Note 9)	—	203
Current portion of program contract obligations	5,207	5,199

Total Current Liabilities	14,754	20,245
Term A Loan, including Paid-In-Kind Interest (Note 6)	185,080	185,080
Capital Lease Obligations, Net of Current Portion (Note 9)	—	93
Deferred Tax Liability (Note 7)	—	9,397
Program Contract Obligations, Net of Current Portion	1,553	1,137
Other	—	110

Total Liabilities	201,387	216,062

Commitments and Contingencies (Note 9)

Stockholders’ Deficit
Common stock, par value $0.01; 20,000,000 shares authorized, 10,063,693 shares issued and 10,000,000 outstanding	101	101
Additional paid-in capital	2,615	2,615
Treasury stock	(225)	—
Accumulated deficit	(94,586)	(123,979)

Total Communications Corporation of America Stockholders’ Deficit	(92,095)	(121,263)
Noncontrolling Interest	8,520	6,142

Total Stockholders’ Deficit	(83,575)	(115,121)

	$117,812	$100,941

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands)

Year ended December 31,	2013	2012
	(as restated)	(as restated)
Revenues
Cash, net	$97,689	$93,469
Trade and barter	4,515	4,845

Total Revenues, Net	102,204	98,314

Expenses
Direct operating expenses (net of depreciation and amortization)	31,780	28,984
Selling, general, and administrative expenses (net of depreciation and amortization)	32,144	32,266
Amortization of program contract rights	3,322	3,250
Depreciation and amortization	4,158	4,264

Total operating expenses	71,404	68,764

Income From Operations	30,800	29,550

Other Income (Expenses)
Interest expense	(18,368)	(22,021)
Other income (expense)	(60)	11

Total other expense	(18,428)	(22,010)

Income Before Provision for Income Taxes	12,372	7,540
Benefit (Provision) for Income Taxes	19,399	(1,790)

Net Income	31,771	5,750
Less Net Income Attributable to Noncontrolling Interest	2,378	682

Net Income Attributable to Communications Corporation of America Common Stockholders	$29,393	$5,068

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(amounts in thousands, except share and per share information)

Years ended December 31, 2013 and 2012
	Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit (as Restated)	Total Communications Corporation of America Stockholders’ Deficit (as Restated)	Noncontrolling Interest (as Restated)	Total Stockholders’ Deficit
	Shares	Par Value
Balance, December 31, 2011	10,063,693	$101	$2,615	$—	$(129,047)	$(126,331)	$5,460	$(120,871)
Net income	—	—	—	—	5,068	5,068	682	5,750

Balance, December 31, 2012	10,063,693	101	$2,615	—	(123,979)	(121,263)	6,142	(115,121)
Net income	—	—	—	—	29,393	29,393	2,378	31,771
Purchase of treasury stock	(63,693)	—	—	(225)	—	(225)	—	(225)

Balance, December 31, 2013	10,000,000	$101	$2,615	$(225)	$(94,586)	$(92,095)	$8,520	$(83,575)

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

Year ended December 31,	2013	2012
Cash Flows From Operating Activities
Net income	$31,771	$5,750
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,158	4,264
Loss on disposition of assets	173	114
Paid-in-kind interest	—	6,921
Amortization of program contract rights	3,322	3,250
Provision for bad debts	119	364
(Benefit) provision for deferred income taxes	(20,013)	1,322
Changes in assets and liabilities, net of effects of disposals:
Accounts receivable	(285)	(3,677)
Prepaid expenses and other assets	87	(92)
Program contract rights	(3,731)	(1,701)
Accounts payable, accrued expenses and other liabilities:	(171)	3,710
Accrued interest payable	33	33
Program contract obligations	424	(1,337)

Net cash provided by operating activities	15,887	18,921

Cash Flows From Investing Activity
Purchases of property and equipment	(1,608)	(2,321)

Cash Flows From Financing Activities
Payment on Revolving Credit Facility	(5,361)	(12,664)
Purchase of Treasury Stock	(225)	—
Payments on capital lease obligations	(203)	(238)

Net cash used in financing activities	(5,789)	(12,902)

Net Increase in Cash and Cash Equivalents	8,490	3,698
Cash and Cash Equivalents, Beginning of Year	12,417	8,719

Cash and Cash Equivalents, End of Year	$20,907	$12,417

Supplemental Disclosures of Cash Flow Information
Interest paid	$17,862	$15,139
Income taxes paid	$78	$16

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share information)

1.	Description of the Business

Communications Corporation of America and its wholly owned subsidiaries (“CCA” or the “Company”) own and operate fourteen television stations in Louisiana, Texas, and Indiana. The Company is owned by certain affiliates of Silver Point Finance, LLC (“Silver Point”) and Pyxis Capital, LLC (“Pyxis”) which own approximately 77% and 23% of equity, respectively. Silver Point and Pyxis are also the Company’s debt holders at 77% and 23%, respectively. The Company also provides services to, but does not own, ten television stations under Shared Service Agreements and Advertising Representation Agreements (hereafter, collectively referred to as “SSA” and “ARA”, respectively). The Shared Service Agreements and Advertising Representation Agreements allow the Company and its personnel to conduct certain operating activities of the White Knight Broadcasting Inc. (“White Knight”) television stations. Under these agreements, a CCA subsidiary provides services including the marketing and sale of advertising airtime and is entitled to a portion of the related advertising revenue. White Knight pays service fees and sales commissions, as defined, to a CCA subsidiary.

The Company’s revenue is primarily derived from the sale of advertising airtime. In addition, the Company offers production services and receives compensation fees under re-transmission agreements with cable and satellite providers.

The Company and its subsidiary, ComCorp Broadcasting, Inc. (“ComCorp”), wholly own the following subsidiaries: ComCorp of Baton Rouge, Inc. (“Baton Rouge”), ComCorp of Texas, Inc. (“Texas”), ComCorp of Louisiana, Inc. (“Louisiana”), ComCorp of Bryan, Inc. (“Bryan”), ComCorp of El-Paso, Inc. (“El Paso”), ComCorp of Indiana, Inc. (“Indiana”), ComCorp of Tyler, Inc. (“Tyler”) and ComCorp of Alexandria, Inc. (“Alexandria”).

Baton Rouge owns WGMB, a Fox broadcasting affiliate, and WBRL, a CW affiliate. Texas owns KPEJ, KWKT, and KMSS, all Fox broadcasting affiliates, and KVEO, an NBC broadcasting affiliate. Louisiana owns KADN, a Fox broadcasting affiliate, and KLAF, a My Network broadcasting affiliate. Bryan owns KYLE, a Fox broadcasting affiliate. KWKT and KYLE also have secondary affiliation agreements with My Network. El Paso owns KTSM, an NBC broadcasting affiliate. Indiana owns WEVV, a CBS broadcasting affiliate, and W47EE/D-LP, a Fox broadcasting affiliate. Tyler owns KETK, an NBC broadcasting affiliate, as well as owns KWTL, a My Network broadcasting affiliate. Alexandria owns WNTZ, a Fox broadcasting affiliate. Each affiliate has a wholly owned subsidiary which owns the broadcasting license(s) of the respective stations.

KPEJ, KWKT, KVEO, and KTSM each have a secondary Estrella affiliation.

Pursuant to various ARAs and SSAs, the Company provides services to seven television stations which are owned by White Knight.

White Knight, formed in 1995, owns and operates White Knight Broadcasting of Shreveport, Inc. (“Shreveport”), Knight Broadcasting of Baton Rouge, Inc. (“WK-Baton Rouge”), and White Knight Broadcasting of Longview, Inc. (“Longview”).

Shreveport owns KSHV, a My Network broadcasting affiliate. Baton Rouge owns WVLA, an NBC broadcasting affiliate, and KZUP, an independent station. Longview owns KFXK and KFXL, both Fox broadcasting affiliates, and KLPN and KTPN, both independent stations. Each affiliate has a wholly owned subsidiary, which owns the broadcasting license(s) of the respective stations.

In October 2009, ComCorp El Paso, Inc. entered into a Shared Services Agreement (“SSA”) and a Joint Sales Agreement (“JSA”) with TTBG El Paso OpCo, LLC, which owns television station KDBC, the CBS broadcasting affiliate and the My Network, broadcasting affiliate in El Paso, Texas. The SSA and JSA allow the two stations to share economies of scale in operating expenses. TTBG El Paso was purchased by Sinclair, Inc. in late 2013, with JSA/SSA remaining intact. These agreements are set to expire in October 2014.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(amounts in thousands, except share and per share information)

Television broadcasting is subject to the jurisdiction of the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of the stations, regulate the equipment used by the stations, adopt regulations to carry out the provisions of the Communications Act, and impose penalties for violations of such regulations. The Company continues to monitor FCC developments and rule changes as they occur.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Under the SSA and ARA agreements entered into by White Knight and the Company, the Company’s compensation under these agreements is subordinated to White Knight’s priority obligations, as defined. Under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, “Consolidation”, the Company is considered to hold a variable interest in White Knight and to be the primary beneficiary of White Knight. Therefore, the accounts of White Knight are consolidated with the Company. All intercompany account balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the period reported. The most significant estimates include the allowance for doubtful accounts, valuation and recoverability of program rights, intangible and other long-lived assets, and the valuation of trade and barter revenues. Actual results could differ from those estimates.

Revenue Recognition

The Company’s primary source of revenue is the sale of television time to advertisers. Revenue is recorded when the advertisements are aired and collectability is reasonably assured. Other sources of revenue may include compensation from the network, studio rental, and commercial production activities. These revenues are recorded when the programs are aired and the services are performed.

Barter Transactions

The Company trades advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods and services received. Trade expenses approximate trade revenues.

Cash and Cash Equivalents

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable

The Company sells airtime to local, regional, and national advertisers in diverse industries. A significant portion of the Company’s accounts receivable is from local, regional, and national advertising agencies. Customer balances are periodically evaluated and collateral is generally not required. The

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(amounts in thousands, except share and per share information)

Company maintains an allowance for doubtful accounts based on certain percentages of the Company’s aged receivables, which are determined based on historical experience and the Company’s assessment of the general financial conditions affecting the Company’s customer base. If the Company’s actual collections experience changes, revisions to the Company’s allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Program Contract Rights and Program Contract Obligations

Program contract rights, primarily in the form of syndicated programs and feature film packages, represent amounts paid or payable, either in cash or bartered airtime, to program suppliers for the limited right to broadcast the suppliers’ programming and are recorded when available for use. Barter program contract rights are valued on a program-by-program basis at the estimated fair value of the related airtime. Program rights under license agreements are generally limited to a contract period or a specific number of showings. Program contract rights are stated at the lower of unamortized cost or net realizable value. Program contract rights are amortized over the lives of the underlying contracts at the greater of straight-line or a rate based on actual usage, as determined on a cumulative basis. Rights expected to be amortized within one year are classified as current assets. Program contract obligations are classified as current or long-term in accordance with the payment terms. The Company reviews its film contract rights for impairment by projecting the amount of revenue the program will generate over the remaining life of the contract by applying average historical rates and sell-out percentages for a specific time period and comparing it to the program’s expense. If the projected future revenue of a program is less than its future expense and/or the expected broadcast period is shortened or cancelled due to poor ratings, the Company would be required to write-off the exposed value of the program rights ratably or potentially immediately.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Expenditures for improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed when incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets, ranging from two to forty years. The cost and accumulated depreciation for property and equipment sold, retired, or otherwise disposed of are relieved from the accounts, and any resulting gains or losses are reflected in operations.

Goodwill and Indefinite-Lived Intangible Assets

Intangible assets consist of broadcast FCC licenses and goodwill resulting from acquisitions.

The Company tests goodwill and FCC licenses for impairment on an annual basis as of December 31. Additionally, goodwill and FCC licenses are assessed for impairment between annual tests if an event occurs or circumstances change that would indicate that the asset might be impaired. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicator, competition, sale or disposition of a significant portion of the business, or other factors.

FCC licenses are tested for impairment using a one-step process, which compares the fair value to the carrying amount of the asset on a market basis. Goodwill is tested using a two step process. The first step of the annual impairment test for goodwill is conducted using both a market and income approach that compares fair value to the net book value of each reporting unit. The fair value of each station is determined using the discounted cash flow valuation method that excludes network compensation payments, assuming

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(amounts in thousands, except share and per share information)

a hypothetical startup whose only asset is the FCC license. If the fair value of the station does not exceed the recorded value of the station’s net assets, then the Company performs a hypothetical purchase price allocation by allocating the station’s fair value to the fair value of all tangible and identifiable intangible assets with residual fair value representing the implied fair value of goodwill of that station. The recorded value of goodwill for the reporting unit is written down to this implied value.

At December 31, 2013 and 2012, the Company, as required by FASB ASC 350, tested its FCC licenses and goodwill for impairment. There were no impairments recorded at December 31, 2013 and 2012.

Impairment of Long-Lived Assets and Definite-Lived Intangible Assets

The Company determines whether there has been an impairment of long-lived assets based on whether certain indicators of impairment are present. In the event that facts and circumstances indicate that any long-lived assets and definite lived intangible assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future gross, undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to fair value or discounted cash flow is required. As of December 31, 2013 and 2012, the Company believed the carrying values of all long-lived assets and definite-lived intangible assets were recoverable.

Income Taxes

The Company accounts for income taxes using the asset and liability approach in accordance with FASB ASC 740 “Income Taxes”. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Fair Value of Financial Instruments

As of December 31, 2013 and 2012, the fair values of cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate carrying values due to the short-term nature of these instruments. The fair value of long-term debt is based on the debt’s variable rate of interest and the Company’s own credit risk and risk of nonperformance, as required by the authoritative guidance. The Company classified its debt within Level 3 of the fair value hierarchy.

Direct Operating Expenses

Direct operating expenses include costs (excluding depreciation and amortization) related to technical and engineering, programming and production, news, and trade and barter.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses include those costs (excluding depreciation and amortization) related to the provision for bad debts, selling, promotional, and general and administrative activities.

Self-Insurance

The Company is self-insured for a portion of its health insurance. The total amounts expensed for self-insurance during 2013 and 2012 were $3,359 and $1,966, respectively.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(amounts in thousands, except share and per share information)

Advertising

The Company expenses advertising costs in the period incurred. These costs are included in selling, general, and administrative expenses in the consolidated statement of operations and were approximately $721 and $816 for the years ended December 31, 2013 and 2012, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Concentration of credit risk with respect to cash and cash equivalents are limited as we maintain a primary banking relationship with a nationally recognized institution. The Company evaluated the viability of this institution as of December 31, 2013 and believes the risk is minimal. Credit risk with respect to accounts receivable is limited, as the accounts receivable are primarily related to advertising revenues generated from a large diversified group of local and nationally recognized advertisers and advertising agencies. The Company does not require collateral or other security against accounts receivable balances, however, the Company does maintain reserves for potential bad debt losses, which are based on historical bad debt write-offs, and such reserves and bad debts have been within management’s expectations for all years presented.

Variable Interest Entities

The Company follows FASB ASC 810 “Consolidation”, and, accordingly, the Company consolidates a variable interest entity (VIE) when the Company is determined to be the primary beneficiary. In accordance with the accounting principles generally accepted in the United States (“GAAP”), in determining whether the Company is the primary beneficiary of a VIE for financial reporting purposes, management considers whether they have the power to direct activities of the VIE that most significantly impact the economic performance of the VIE and whether they have the obligation to absorb losses or the right to receive returns that would be significant to the VIE.

As a result of the SSA/ARA arrangements between CCA and White Knight, the CCA and White Knight financing arrangements with their lenders as well as the purchase option granted by White Knight allowing CCA TV purchase the net assets of the White Knight stations for a formula based price, management believes that CCA is the primary beneficiary of the cash flows generated by White Knight and has consolidated the operations of White Knight for financial reporting purposes. Included in the consolidated statements of operations for the years ended December 31, 2013 and 2012 is net revenue of $11.03 million and $10.12 million, respectively, attributable to White Knight.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(amounts in thousands, except share and per share information)

The carrying amounts and classification of the assets and liabilities of White Knight mentioned above have been included in the consolidated balance sheets as of December 31, 2013 and 2012 as follows ( in thousands):

Years ended December 31,	2013	2012
Current assets	$5,798	$4,372
Property and equipment, net	3,159	3,703
Program contract rights, net of current portion	239	161
Goodwill and intangible assets	9,006	9,006
Other assets	22	22

Total assets	$18,224	$17,264

Current liabilities	$2,456	$2,622
Due to ComCorp	5,260	5,113
Deferred tax liabilities	1,080	3,042
Program contract obligations, net of current portion	908	345

Total liabilities	$9,704	$11,122

As a result of the SSA/JSA arrangements between CCA and TTBG El Paso OpCo, LLC, management believes that CCA does not have a controlling financial interest in the variable interest entity and is not the primary beneficiary of the cash flows generated by TTBG El Paso OpCo, LLC. Therefore, operations of TTBG El Paso are not consolidated for financial reporting purposes. TTBG El Paso was purchased by Sinclair, Inc. in late 2013. Agreements remained intact through the sale, and are set to expire in October 2014.

3.	Sale Agreement

On April 24, 2013, Nexstar Broadcasting Group, Inc. (“Nexstar”) entered into a stock purchase agreement to acquire the stock of the Company for a total consideration of $270.0 million, subject to adjustments for working capital. Pursuant to the stock purchase agreement, Nexstar has agreed to purchase all the outstanding equity of CCA. A deposit of $27.0 million was paid and placed in escrow upon signing the agreement. The acquisitions are pending, subject to FCC approval and other customary conditions. Agreement expires in October 2014.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(amounts in thousands, except share and per share information)

4.	Property and Equipment

Property and equipment at December 31, 2013 and 2012 consisted of the following:

	Useful Lives in Years	2013	2012
Land		$1,002	$1,002
Buildings	40	5,694	5,432
Transmitters and towers	7-10	20,675	22,071
Technical and studio equipment	2-10	19,523	19,532
Leasehold improvements and other	5-10	3,441	3,484
Furniture and office equipment	2-10	5,287	5,552
Equipment under capital leases	10	1,064	1,064
Construction-in-progress		—	198

		56,686	58,335
Less accumulated depreciation		(38,615)	(37,541)

		$18,071	$20,794

Depreciation and amortization expense for the years ended December 31, 2013 and 2012 was approximately $4,158 and $4,264, respectively.

Equipment under capital leases at December 31, 2013 and 2012 had accumulated depreciation of $1,064 and $931, respectively. Amortization expense related to leased assets is included in depreciation and amortization expense in the accompanying consolidated statements of operations.

5.	Goodwill and Intangible Assets

FCC licenses are issued for only a fixed time, generally ten years, and such licenses are subject to renewal by the FCC. Renewals of FCC licenses have occurred routinely and at a nominal cost. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful lives of its FCC licenses. As a result, the FCC licenses are treated as an indefinite-lived intangible asset under the provisions of FASB ASC 350, “Intangibles — Goodwill and Others” and are not currently amortized. The Company will reevaluate the useful life determination for FCC licenses periodically to determine whether events and circumstances continue to support an indefinite useful life.

The change in the carrying amount of goodwill and FCC licenses related to operations was as follows:

December 31,
	2013		2012
	Goodwill	FCC Licenses	Goodwill	FCC Licenses
Gross balance	$47,124	$19,832	$47,124	$19,832
Accumulated impairment	(8,182)	(18,947)	(8,182)	(18,947)

	$38,942	$885	$38,942	$885

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(amounts in thousands, except share and per share information)

6.	Borrowings

The Company’s borrowings and accrued interest payable consisted of the following as of:

December 31,	2013	2012
Borrowings
Term A Loan	$150,000	$150,000
Paid-in-kind interest	35,080	35,080
Revolving credit facility	—	5,361

Total borrowings	$185,080	$190,441

Accrued Interest Payable
Term A Loan	$1,818	$1,637
Revolving credit facility	—	148

	$1,818	$1,785

The Company’s Term A Loan and revolving credit facility (originally $165,000 total credit agreement) originally required interest-only payments at rates determined by either electing LIBOR plus 5.5% or a Base Rate (Prime Rate) plus 4.5% (9.0% at December 31, 2013 and 2012, respectively). The revolving credit facility availability is zero at December 31, 2013. The Company’s Term A Loan was originally scheduled to mature on April 3, 2014, but the maturity date was amended to May 1, 2015, prior to the maturity date. The revolving credit facility was paid off on its original maturity date of March 15, 2013. The Company’s term loan is collateralized by substantially all of the Company’s assets and outstanding capital stock. The related credit agreement requires the maintenance of certain financial-related covenants, including a minimum interest coverage ratio and maximum leverage ratio (both as defined in the credit agreement), measured quarterly.

On March 31, 2009, the Company and the requisite lenders signed Amendment No. 2 and Waiver Agreement in which the requisite lenders agreed to waive any and all Existing Defaults under the Credit Agreement. This agreement also allowed the Company to elect to defer the payment of interest by adding the amount of the interest payment to both the Term Loan and Revolving Loan balances. This amendment increased the rate of interest on the loans to LIBOR Plus 14% or Base Rate Plus 13%, for interest paid-in-kind and sets a LIBOR floor rate of 3.5% and a Base Floor Rate of 4.5% for cash interest. The Interest Coverage Ratio and the Leverage Ratio were also reset to levels which the Company believed were achievable for 2009. Amendment No. 2 also extended the time in which the Company had to deliver the 2008 audited financial statements. The Company elected to stop accruing interest paid-in-kind at December 29, 2009.

On July 2, 2009 the Company and the Administrative Agent and Collateral Agent received a Notice of Default and Reservation of Rights letter from Pyxis contending that the Administrative Agent and Collateral Agent and the Company could not enter into Amendment No. 2 and Waiver Agreement without the consent of Pyxis and that the Company was in default for failure to pay interest. Attorneys for the Company and for the Administrative Agent and Collateral Agent responded to the Notice received from Pyxis and disagree with the allegations made by Pyxis. As of the issuance date of the audited financial statements, this matter remains unresolved.

However, on September 18, 2009, the Company and the requisite lenders signed Amendment No. 3 and Waiver Agreement in which the requisite lenders agreed to waive any and all existing defaults under the Credit Agreement. Further, the amendment contains new required financial covenants for the minimum interest coverage ratio and maximum coverage ratio.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(amounts in thousands, except share and per share information)

On December 22, 2010, the Company and the requisite lenders signed Amendment No. 4 which contains new required financial covenants for the minimum interest coverage ratio and maximum coverage ratio.

On April 2, 2012, the Company and the requisite lenders signed Amendment No. 5 which contains new required financial covenants for the minimum interest coverage ratio, and leverage ratio.

During 2012, the Company entered into Amendments No. 6 and 7 which contained a forbearance agreement to extend the timeline with which the requisite lenders could exercise their rights to act in the event of default on the revolving credit facility to a later date as the revolving credit facility was not repaid on the maturity date.

On March 28, 2013, the Company and the requisite lenders signed Amendment No. 8, which denoted the satisfaction of the Company’s revolving credit facility paid March 15, 2013, including principal, interest and paid-in-kind interest. Also, Amendment No. 8 extended the maturity date on the Company’s Term A Loan to April 1, 2014. The Company was in compliance with all covenants at December 31, 2013 and 2012.

On March 28, 2014, the Company and the requisite lenders signed Amendment No. 9, which extended the maturity date on the Company’s Term A Loan until May 1, 2015.

Interest expense related to the Company’s Term A Loan and revolving credit facility was approximately $18,368 and $22,021 for the years ended December 31, 2013 and 2012, respectively, of which $0 and $6,921 related to paid-in-kind interest, respectively.

White Knight is a guarantor under the terms of the Company Credit Agreement.

7.	Income Taxes

Federal and state income tax expense or benefit as included in the consolidated financial statements is summarized as follows:

Year ended December 31,	2013	2012
Current
Federal	$181	$44
State	430	424
Deferred
Federal	(12,694)	1,322
State	(7,316)	—

Provision (benefit) for income tax	$(19,399)	$1,790

A reconciliation of provision for income tax at the statutory federal income tax rate and provision for income taxes as reflected in the consolidated financial statements is as follows:

Year ended December 31,	2013	2012
Income before income taxes	$12,372	$7,540

Federal income tax expense at statutory federal rate	4,331	2,631
State income tax expense	430	424
Non-deductible items and other	76	(12)
Change in valuation allowance	(24,236)	(1,253)

Total provision (benefit) for income taxes	$(19,399)	$1,790

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(amounts in thousands, except share and per share information)

Deferred tax assets (liabilities) consist of the following:

December 31,	2013	2012
Deferred Tax Assets
NOL carryforwards	$20,787	$24,236
Allowance for doubtful accounts	269	391
FCC licenses	537	770
Other intangibles	3	303
Accumulated stock compensation expense	820	820
Deferred Tax Liabilities
Fixed assets	(4,136)	(4,750)
Goodwill not subject to amortization	(7,664)	(6,931)

	10,616	14,839

Valuation allowance	—	(24,236)

Net deferred asset (liability)	$10,616	$(9,397)

In 2012 the Company recorded a full valuation allowance against its net operating losses as it determined that it did not meet the threshold for recognition. During 2013, however, as a result of continued profitability, the Company released all the valuation allowance as it was more likely than not that all the operating losses would be fully utilized.

The Company and White Knight file separate consolidated federal income tax returns. The Company files income tax returns in the U.S. federal tax jurisdiction and various state jurisdictions. The Company’s NOLs expire over a period ending in 2030. The tax years for 2007 through 2012 remain open for federal and state tax jurisdiction examinations. The Company is currently not under examination by any tax jurisdictions for any tax years.

Under the provisions of FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”) (included in ASC Topic 740-10), is applied to all open tax positions upon initial adoption. The Company has recorded no liability for unrecognized tax benefits at December 31, 2013 and 2012. The Company’s policy is to classify interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2013 and 2012, the Company had no accrued interest and penalties related to unrecognized tax benefits.

8.	Related-Party Transactions

As discussed in Note 2, the Company includes the operations of White Knight in its consolidated financial statements.

The Company entered into a five-year lease for studio and office space in Baton Rouge, Louisiana, with a company in which the former significant stockholder and certain other Company personnel are principals. The lease has been recorded as an operating lease. The Company also leases studio and office space in Shreveport and Lafayette, Louisiana, from companies also under the control of the former significant stockholder. For the years ended December 31, 2013 and 2012, the Company paid rent of approximately $605 and $605, respectively, for office space in buildings owned by a company in which the former significant stockholder and certain other Company personnel are principals.

Certain facility and administration fees totaling approximately $1,298 and $825 were paid to Silver Point during 2013 and 2012, respectively. Consulting fees paid to Malara Enterprises LLC, the common stockholder of White Knight, amounted to approximately $150 for both 2013 and 2012.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(amounts in thousands, except share and per share information)

9.	Commitments and Contingencies

Operating Leases

In conjunction with the change in the parameters of the leases, in conjunction with the bankruptcy reorganization in 2007 each of the leases were reevaluated in accordance with FASB ASC 840 “Leases”, to determine if the leases should be classified as operating leases or capital leases. Prior to this reevaluation, White Knight had one lease which was classified as a capital lease and CCA had two leases classified as capital leases. As a result of the reevaluation of the leases, all of the tower leases for White Knight are now classified as operating leases, and two tower leases for CCA are classified as capital leases.

At December 31, 2013, future minimum lease payments for operating leases with an initial or remaining non-cancelable term in excess of one year were as follows:

Year	Amount
2014	$2,797
2015	2,869
2016	3,001
2017	2,837
2018	1,146

Total minimum lease payments	$12,650

The Company incurred rent expense under operating leases of approximately $2,788 and $2,804 in 2013 and 2012, respectively.

Capital Leases

All capital lease agreements expired in 2013. There were no additional capital lease obligations at December 31, 2013.

Program Contract Rights and Obligations

As of December 31, 2013, the Company has executed contracts for program rights totaling approximately $449 for which the broadcast period has not yet commenced. Accordingly, such rights have not been recorded in the consolidated balance sheet at December 31, 2013.

Aggregate annual maturities of cash program contract obligations (excluding unavailable program contract rights) at December 31, 2013, were approximately as follows:

Year	Amount
2014	$5,207
2015	837
2016	421
2017	178
2018	117

$6,760

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(amounts in thousands, except share and per share information)

Other Legal Matters

The Company, from time to time, is involved in legal matters incidental to the conduct of its business. In the opinion of management, there are no claims outstanding that would have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

10.	Employee Benefit Plan

Employees of ComCorp and White Knight participate in defined contribution savings plans under Section 401(k) of the Internal Revenue Code, which are sponsored by ComCorp and White Knight, respectively. These plans cover substantially all employees who meet minimum age and service requirements and allow participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. There were no contributions made to the plan by the Company in 2013 and 2012.

11.	2007 Equity Incentive Plan

The Company adopted the 2007 Equity Incentive Plan (the “Plan”) that allows the grant to certain key employees of options to acquire common stock. As of December 31, 2007, 833,250 options had been granted. Option awards are generally granted with an exercise price equal to the fair value of the Company’s stock at the date of grant; those option awards generally vest based on three years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan). The first awards under this Plan were granted in October 2007. There have been no subsequent grants and there were no options outstanding as of December 31, 2013.

The fair market value of the stock options at the date of the grant was estimated using the Black-Scholes option pricing model. In accordance with FASB ASC 718 “Compensation — Stock Compensation”, for non-public entities, the Company estimates a value for its stock options by substituting the historical volatility of an appropriate industry sector index for the expected volatility of its share price as an assumption in its valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

There were no options exercised during the years ended December 31, 2013 and 2012.

As of December 31, 2013, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan.

12.	Subsequent Events

On March 28, 2014, the Company and the requisite lenders signed Amendment No. 9, which extended the maturity date on the Company’s Term A Loan until May 1, 2015.

There were no other significant or material subsequent events that required recognition or additional disclosure in these consolidated financial statements as of the evaluation date of April 30, 2014, which is the date these financial statements were issued

13.	Restatement

The consolidated balance sheets, statements of operations, and statements of stockholders’ deficit have been restated to correct an error resulting from not presenting separately on the face of consolidated financial statements the amounts attributable to CCA and the noncontrolling interest as well as additional related disclosures in Note 2.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(amounts in thousands, except share and per share information)

	September 30, 2014	December 31, 2013
Assets
Current Assets
Cash and cash equivalents	$4,884	$20,907
Accounts receivable, less allowance for doubtful accounts of $676 and $728 for 2014 and 2013, respectively	21,366	19,850
Current portion of program contract rights	5,178	4,877
Prepaid expenses and other current assets	854	2,152

Total Current Assets	32,282	47,786
Property and Equipment, Net	15,871	18,071
Program Contract Rights, Net of Current Portion	1,921	1,259
Deferred Tax Asset	4,822	10,616
Goodwill (Note 4)	38,942	38,942
Intangible Assets (Note 4)	885	885
Other Assets	253	253

Total Assets	$94,976	$117,812

Current Liabilities
Accounts payable	$3,165	$1,081
Accrued expenses	5,406	6,648
Accrued interest payable (Note 5)	1,809	1,818
Current portion of program contract obligations	5,353	5,207
Current portion of Term A Loan (Note 5)	150,080	—

Total Current Liabilities	165,813	14,754
Term A Loan, including paid-in-kind interest, net of current portion (Note 5)	—	185,080
Program Contract Obligations, net of current portion	2,325	1,553

Total Liabilities	168,138	201,387

Commitments and Contingencies (Note 8)

Stockholders’ Deficit
Common stock, par value $0.01; 20,000,000 shares authorized, 10,063,693 shares issued and 10,000,000 outstanding	101	101
Additional paid-in capital	2,615	2,615
Treasury stock	(225)	(225)
Accumulated deficit	(85,030)	(94,586)

Total Communications Corporation of America Stockholders’ Deficit	(82,539)	(92,095)
Noncontrolling Interest	9,377	8,520

Total Stockholders’ Deficit	(73,162)	(83,575)

	$94,976	$117,812

The accompanying notes are an integral part of these condensed consolidated financial statements.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(amounts in thousands)

Nine months ended September 30,	2014	2013
Revenues
Cash, net	$79,126	$70,900
Trade and barter	3,246	3,099

Total Revenues, Net	82,372	73,999

Expenses
Direct operating expenses (net of depreciation and amortization)	25,150	23,582
Selling, general, and administrative expenses (net of depreciation and amortization)	21,378	23,133
Amortization of program contract rights	2,327	2,616
Depreciation and amortization	2,938	3,165

Total operating expenses	51,793	52,496

Income From Operations	30,579	21,503

Other Income (Expenses)
Interest expense	(13,601)	(13,757)

Other income	—	11

Total other expense	(13,601)	(13,746)

Income Before Provision for Income Taxes	16,978	7,757
Benefit (Provision) for Income Taxes	(6,565)	21,099

Net Income	10,413	28,856
Less Net Income Attributable to Noncontrolling Interest	857	44

Net Income Attributable to Communications Corporation of America Common Stockholders	$9,556	$28,812

The accompanying notes are an integral part of these condensed consolidated financial statements.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(amounts in thousands)

Nine months ended September 30,	2014	2013
Cash Flows From Operating Activities
Net income	$10,413	$28,856
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,938	3,165
Amortization of program contract rights	2,327	2,616
Provision for bad debts	197	128
Provision (benefit) for deferred income taxes	5,793	(21,567)
Changes in assets and liabilities, net of effects of disposals:
Accounts receivable	(1,713)	1,248
Prepaid expenses and other assets	1,343	549
Program contract rights	(3,290)	(4,124)
Accounts payable and accrued expenses	798	1,380
Accrued interest payable	(9)	33
Program contract obligations	918	1,627

Net cash provided by operating activities	19,715	13,911

Cash Flows From Investing Activity
Purchases of property and equipment	(738)	(1,431)

Cash Flows From Financing Activities
Payment on Revolving Credit Facility	—	(5,361)
Purchase of Treasury Stock	—	(225)
Repayment of Long-term Debt	(35,000)	—
Payments on capital lease obligations	—	(203)

Net cash used in financing activities	(35,000)	(5,789)

Net Increase (Decrease) in Cash and Cash Equivalents	(16,023)	6,691
Cash and Cash Equivalents, Beginning of Period	20,907	12,417

Cash and Cash Equivalents, End of Period	$4,884	$19,108

Supplemental Disclosures of Cash Flow Information
Interest paid	$13,807	$13,302
Income taxes paid	$212	$78

The accompanying notes are an integral part of these condensed consolidated financial statements.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share information)

1.	Description of the Business

Communications Corporation of America and Subsidiaries and its wholly owned subsidiaries (“CCA” or the “Company”) own and operate fourteen television stations in Louisiana, Texas, and Indiana. The Company is owned by certain affiliates of Silver Point Finance, LLC (“Silver Point”) and Pyxis Capital, LLC (“Pyxis”) which own approximately 77% and 23% of equity, respectively. Silver Point and Pyxis are also the Company’s debt holders at 77% and 23%, respectively. The Company also provides services to, but does not own, ten television stations under Shared Service Agreements and Advertising Representation Agreements (hereafter, collectively referred to as “SSA” and “ARA”, respectively). The SSA and ARA allow the Company and its personnel to conduct certain operating activities of the White Knight Broadcasting Inc. (“White Knight”) television stations. Under these agreements, a CCA subsidiary provides services including the marketing and sale of advertising airtime and is entitled to a portion of the related advertising revenue. White Knight pays service fees and sales commissions, as defined, to a CCA subsidiary.

The Company’s revenue is primarily derived from the sale of advertising airtime. In addition, the Company offers production services and receives compensation fees under re-transmission agreements with cable and satellite providers.

The Company and its subsidiary, ComCorp Broadcasting, Inc. (“ComCorp”), wholly own the following subsidiaries: ComCorp of Baton Rouge, Inc. (“Baton Rouge”), ComCorp of Texas, Inc. (“Texas”), ComCorp of Louisiana, Inc. (“Louisiana”), ComCorp of Bryan, Inc. (“Bryan”), ComCorp of El-Paso, Inc. (“El Paso”), ComCorp of Indiana, Inc. (“Indiana”), ComCorp of Tyler, Inc. (“Tyler”) and ComCorp of Alexandria, Inc. (“Alexandria”).

Baton Rouge owns WGMB, a Fox broadcasting affiliate, and WBRL, a CW affiliate. Texas owns KPEJ, KWKT, and KMSS, all Fox broadcasting affiliates, and KVEO, an NBC broadcasting affiliate. Louisiana owns KADN, a Fox broadcasting affiliate, and KLAF, a My Network broadcasting affiliate. Bryan owns KYLE, a Fox broadcasting affiliate. KWKT and KYLE also have secondary affiliation agreements with My Network. El Paso owns KTSM, an NBC broadcasting affiliate. Indiana owns WEVV, a CBS broadcasting affiliate, and W47EE/D-LP, a Fox broadcasting affiliate. Tyler owns KETK, an NBC broadcasting affiliate, as well as owns KWTL, a My Network broadcasting affiliate. Alexandria owns WNTZ, a Fox broadcasting affiliate. Each affiliate has a wholly owned subsidiary which owns the broadcasting license(s) of the respective stations.

KPEJ, KWKT, KVEO, and KTSM each have a secondary Estrella affiliation.

Pursuant to various ARAs and SSAs, the Company provides services to seven television stations which are owned by White Knight.

White Knight, formed in 1995, owns and operates White Knight Broadcasting of Shreveport, Inc. (“Shreveport”), Knight Broadcasting of Baton Rouge, Inc. (“WK-Baton Rouge”), and White Knight Broadcasting of Longview, Inc. (“Longview”).

Shreveport owns KSHV, a My Network broadcasting affiliate. WK-Baton Rouge owns WVLA, an NBC broadcasting affiliate, and KZUP, an independent station. Longview owns KFXK and KFXL, both Fox broadcasting affiliates, and KLPN and KTPN, both independent stations. Each affiliate has a wholly owned subsidiary, which owns the broadcasting license(s) of the respective stations.

In October 2009, ComCorp El Paso, Inc. entered into a Shared Services Agreement (“SSA”) and a Joint Sales Agreement (“JSA”) with TTBG El Paso OpCo, LLC, which owns television station KDBC, the CBS broadcasting affiliate and the My Network, broadcasting affiliate in El Paso, Texas. The SSA and JSA allow

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(amounts in thousands, except share and per share information)

the two stations to share economies of scale in operating expenses. TTBG El Paso was purchased by Sinclair, Inc. in late 2013, with JSA/SSA remaining intact. These agreements expired in October 2014.

Television broadcasting is subject to the jurisdiction of the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of the stations, regulate the equipment used by the stations, adopt regulations to carry out the provisions of the Communications Act, and impose penalties for violations of such regulations. The Company continues to monitor FCC developments and rule changes as they occur.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. Under the SSA and ARA agreements entered into by White Knight and the Company, the Company’s compensation under these agreements is subordinated to White Knight’s priority obligations, as defined. Under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, “Consolidation”, the Company is considered to hold a variable interest in White Knight and to be the primary beneficiary of White Knight. Therefore, the accounts of White Knight are consolidated with the Company. All intercompany account balances and transactions have been eliminated in consolidation.

The condensed consolidated financial statements have been derived from the financial statements and accounting records of CCA. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed and omitted pursuant to those rules and regulations, although the Company believed that the disclosures made are adequate to make the information not misleading.

Use of Estimates

The preparation of the condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the period reported. The most significant estimates include the allowance for doubtful accounts, valuation and recoverability of program rights, intangible and other long-lived assets, and the valuation of trade and barter revenues. Actual results could differ from those estimates.

Revenue Recognition

The Company’s primary source of revenue is the sale of television time to advertisers. Revenue is recorded when the advertisements are aired and collectability is reasonably assured. Other sources of revenue may include compensation from the network, studio rental, and commercial production activities. These revenues are recorded when the programs are aired and the services are performed. Additionally, the Company earns revenue through retransmissions. Retransmission revenue reflects consideration received from cable and satellite providers in exchange for rights to carry the Company’s broadcast signals. The rate of consideration is negotiated in advance, with monthly amounts determined by the number of subscribers to the cable and satellite subscribers.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(amounts in thousands, except share and per share information)

Barter Transactions

The Company trades advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods and services received. Trade expenses approximate trade revenues.

Accounts Receivable

The Company sells airtime to local, regional, and national advertisers in diverse industries. A significant portion of the Company’s accounts receivable is from local, regional, and national advertising agencies. Customer balances are periodically evaluated and collateral is generally not required. The Company maintains an allowance for doubtful accounts based on certain percentages of the Company’s aged receivables, which are determined based on historical experience and the Company’s assessment of the general financial conditions affecting the Company’s customer base. If the Company’s actual collections experience changes, revisions to the Company’s allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Program Contract Rights and Program Contract Obligations

Program contract rights, primarily in the form of syndicated programs and feature film packages, represent amounts paid or payable, either in cash or bartered airtime, to program suppliers for the limited right to broadcast the suppliers’ programming and are recorded when available for use. Barter program contract rights are valued on a program-by-program basis at the estimated fair value of the related airtime. Program rights under license agreements are generally limited to a contract period or a specific number of showings. Program contract rights are stated at the lower of unamortized cost or net realizable value. Program contract rights are amortized over the lives of the underlying contracts at the greater of straight-line or a rate based on actual usage, as determined on a cumulative basis. Rights expected to be amortized within one year are classified as current assets. Program contract obligations are classified as current or long-term in accordance with the payment terms. The Company reviews its film contract rights for impairment by projecting the amount of revenue the program will generate over the remaining life of the contract by applying average historical rates and sell-out percentages for a specific time period and comparing it to the program’s expense. If the projected future revenue of a program is less than its future expense and/or the expected broadcast period is shortened or cancelled due to poor ratings, the Company would be required to write-off the exposed value of the program rights ratably or potentially immediately.

Goodwill and Indefinite-Lived Intangible Assets

Intangible assets consist of broadcast FCC licenses and goodwill resulting from acquisitions.

The Company tests goodwill and FCC licenses for impairment on an annual basis as of December 31. Additionally, goodwill and FCC licenses are assessed for impairment between annual tests if an event occurs or circumstances change that would indicate that the asset might be impaired. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicator, competition, sale or disposition of a significant portion of the business, or other factors.

FCC licenses are tested for impairment using a one-step process, which compares the fair value to the carrying amount of the asset on a market basis. Goodwill is tested using a two step process. The first step of the annual impairment test for goodwill is conducted using both a market and income approach that compares fair value to the net book value of each reporting unit. The fair value of each station is determined using the discounted cash flow valuation method that excludes network compensation payments, assuming a hypothetical startup whose only asset is the FCC license. If the fair value of the station does not exceed

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(amounts in thousands, except share and per share information)

the recorded value of the station’s net assets, then the Company performs a hypothetical purchase price allocation by allocating the station’s fair value to the fair value of all tangible and identifiable intangible assets with residual fair value representing the implied fair value of goodwill of that station. The recorded value of goodwill for the reporting unit is written down to this implied value.

At December 31, 2013, the Company, as required by FASB ASC 350, tested its FCC licenses and goodwill for impairment. There were no impairments recorded at December 31, 2013 and there have been no indicators of impairment through September 30, 2014.

Variable Interest Entities

The Company follows FASB ASC 810 “Consolidation”, and, accordingly, the Company consolidates a variable interest entity (VIE) when the Company is determined to be the primary beneficiary. In accordance with the accounting principles generally accepted in the United States (“GAAP”), in determining whether the Company is the primary beneficiary of a VIE for financial reporting purposes, management considers whether they have the power to direct activities of the VIE that most significantly impact the economic performance of the VIE and whether they have the obligation to absorb losses or the right to receive returns that would be significant to the VIE.

As a result of the SSA/ARA arrangements between CCA and White Knight, and also of the CCA and White Knight financing arrangements with their lenders, as well as the purchase option granted by White Knight allowing CCA to purchase the net assets of the White Knight stations for a formula based price, management believes that CCA is the primary beneficiary of the cash flows generated by White Knight and has consolidated the operations White Knight for financial reporting purposes. Included in the condensed consolidated statements of income for the nine months ended September 30, 2014 and 2013 is net revenue of $9.45 million and $7.85 million, respectively, attributable to White Knight.

The carrying amounts and classification of the assets and liabilities of White Knight mentioned above have been included in the unaudited condensed consolidated balance sheets as of September 30, 2014 and December 31, 2013 as follows ( in thousands):

Years ended	September 30, 2014	December 31, 2013
Current assets	$6,366	$5,798
Property and equipment, net	2,613	3,159
Program contract rights, net of current portion	437	239
Goodwill and intangible assets	9,006	9,006
Other assets	22	22

Total assets	$18,444	$18,224

Current liabilities	3,082	2,456
Due to ComCorp	3,819	5,260
Deferred tax liabilities	1,527	1,080
Program contract obligations, net of current portion	639	908

Total liabilities	$9,067	$9,704

As a result of the SSA/JSA arrangements between CCA and TTBG El Paso OpCo, LLC, management believes that CCA does not have a controlling financial interest in the variable interest entity and is not the primary beneficiary of the cash flows generated by TTBG El Paso OpCo, LLC. Therefore, operations of

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(amounts in thousands, except share and per share information)

TTBG El Paso are not consolidated for financial reporting purposes. TTBG El Paso was purchased by Sinclair, Inc. in late 2013. Agreements remained intact through the sale, and expired in October 2014.

3.	Sale Agreement

On April 24, 2013, Nexstar Broadcasting Group, Inc. (“Nexstar”) entered into a stock purchase agreement to acquire the stock of the Company for a total consideration of $270.0 million, subject to adjustments for working capital. Pursuant to the stock purchase agreement, Nexstar has agreed to purchase all the outstanding equity of CCA. A deposit of $27.0 million was paid and placed in escrow upon signing the agreement. The sale was completed in January 2015 and the Term A loan was repaid.

4.	Goodwill and Intangible Assets

FCC licenses are issued for only a fixed time, generally ten years, and such licenses are subject to renewal by the FCC. Renewals of FCC licenses have occurred routinely and at a nominal cost. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful lives of its FCC licenses. As a result, the FCC licenses are treated as an indefinite-lived intangible asset under the provisions of FASB ASC 350, “Intangibles — Goodwill and Others” and are not currently amortized. The Company reevaluates the useful life determination for FCC licenses periodically to determine whether events and circumstances continue to support an indefinite useful life.

The change in the carrying amount of goodwill and FCC licenses related to operations was as follows:

	September 30, 2014		December 31, 2013
	Goodwill	FCC Licenses	Goodwill	FCC Licenses
Gross balance	$47,124	$19,832	$47,124	$19,832
Accumulated impairment	(8,182)	(18,947)	(8,182)	(18,947)

	$38,942	$885	$38,942	$885

5.	Borrowings

The Company’s borrowings and accrued interest payable consisted of the following as of:

	September 30, 2014	December 31, 2013
Borrowings
Term A Loan	$115,000	$150,000
Paid-in-kind interest	35,080	35,080

Total borrowings	$150,080	$185,080

Accrued Interest Payable
Term A Loan	$1,809	$1,818

The Company’s Term A Loan originally required interest-only payments at rates determined by either electing LIBOR plus 5.5% or a Base Rate (Prime Rate) plus 4.5% (9.0% at September 30, 2014 and December 31, 2013). The Company’s Term A Loan matures on May 1, 2015. The Company’s term loan is collateralized by substantially all of the Company’s assets and outstanding capital stock. The related credit

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(amounts in thousands, except share and per share information)

agreement requires the maintenance of certain financial-related covenants, including a minimum interest coverage ratio and maximum leverage ratio (both as defined in the credit agreement), measured quarterly.

On March 31, 2009, the Company and the requisite lenders signed Amendment No. 2 and Waiver Agreement in which the requisite lenders agreed to waive any and all Existing Defaults under the Credit Agreement. This agreement also allowed the Company to elect to defer the payment of interest by adding the amount of the interest payment to both the Term Loan and Revolving Loan balances. This amendment increased the rate of interest on the loans to LIBOR Plus 14% or Base Rate Plus 13%, for interest paid-in-kind and sets a LIBOR floor rate of 3.5% and a Base Floor Rate of 4.5% for cash interest. The Interest Coverage Ratio and the Leverage Ratio were also reset to levels which the Company believed were achievable for 2009. Amendment No. 2 also extended the time in which the Company had to deliver the 2008 audited financial statements. The Company elected to stop accruing interest paid-in-kind at December 29, 2009.

On July 2, 2009 the Company and the Administrative Agent and Collateral Agent received a Notice of Default and Reservation of Rights letter from Pyxis contending that the Administrative Agent and Collateral Agent and the Company could not enter into Amendment No. 2 and Waiver Agreement without the consent of Pyxis and that the Company was in default for failure to pay interest. Attorneys for the Company and for the Administrative Agent and Collateral Agent responded to the Notice received from Pyxis and disagree with the allegations made by Pyxis. As of the issuance date of the audited financial statements, this matter remains unresolved.

However, on September 18, 2009, the Company and the requisite lenders signed Amendment No. 3 and Waiver Agreement in which the requisite lenders agreed to waive any and all existing defaults under the Credit Agreement. Further, the amendment contains new required financial covenants for the minimum interest coverage ratio and maximum coverage ratio.

On December 22, 2010, the Company and the requisite lenders signed Amendment No. 4 which contains new required financial covenants for the minimum interest coverage ratio and maximum coverage ratio.

On April 2, 2012, the Company and the requisite lenders signed Amendment No. 5 which contains new required financial covenants for the minimum interest coverage ratio, and leverage ratio.

During 2012, the Company entered into Amendments No. 6 and 7 which contained a forbearance agreement to extend the timeline with which the requisite lenders could exercise their rights to act in the event of default on the revolving credit facility to a later date as the revolving credit facility was not repaid on the maturity date.

On March 28, 2013, the Company and the requisite lenders signed Amendment No. 8, which denoted the satisfaction of the Company’s revolving credit facility paid March 15, 2013, including principal, interest and paid-in-kind interest. Also, Amendment No. 8 extended the maturity date on the Company’s Term A Loan to April 1, 2014. The Company was in compliance with all covenants at December 31, 2013.

On March 28, 2014, the Company and the requisite lenders signed Amendment No. 9, which extended the maturity date on the Company’s Term A Loan until May 1, 2015.

Interest expense related to the Company’s Term A Loan and revolving credit facility was approximately $12,527 and $12,764 for the nine months ended September 30, 2014 and 2013, respectively, of which $0 related to paid-in-kind interest.

White Knight is a guarantor under the terms of the Company Credit Agreement.

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(amounts in thousands, except share and per share information)

6.	Income Taxes

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income prior to the expiration of any net operating loss carry forwards. Management determined that it was more likely than not that all of the operating losses would be fully utilized.

The income tax expense for the Company differs from the amount of income tax expense applying the U.S. statutory Federal income tax rate of 35% to net income before income taxes, primarily due to change in state income taxes and non-deductible expenses.

7.	Related-Party Transactions

As discussed in Note 2, the Company includes the operations of White Knight in its condensed consolidated financial statements.

The Company entered into a five-year lease for studio and office space in Baton Rouge, Louisiana, with a company in which the former significant stockholder and certain other Company personnel are principals. The lease has been recorded as an operating lease. The Company also leases studio and office space in Shreveport and Lafayette, Louisiana, from companies also under the control of the former significant stockholder. For the nine months ended September 30, 2014 and 2013, the Company paid rent of approximately $457 and $454, respectively, for office space in buildings owned by a company in which the former significant stockholder and certain other Company personnel are principals.

Certain facility and administration fees totaling approximately $563 and $1,036 were paid to Silver Point for the nine months ended September 30, 2014 and 2013, respectively. Consulting fees paid to Malara Enterprises LLC, the common stockholder of White Knight, amounted to approximately $113 for the nine months ended September 30, 2014 and 2013.

8.	Commitments and Contingencies

Program Contract Rights and Obligations

As of September 30, 2014, the Company has executed contracts for program rights totaling approximately $702 for which the broadcast period has not yet commenced. Accordingly, such rights have not been recorded in the condensed consolidated balance sheet at September 30, 2014.

Aggregate annual maturities of cash program contract obligations (excluding unavailable program contract rights) at September 30, 2014, were approximately as follows:

Year	Amount
2015	$5,352
2016	1,297
2017	503
2018	221
2019	305

$7,678

COMMUNICATIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(amounts in thousands, except share and per share information)

Other Legal Matters

The Company, from time to time, is involved in legal matters incidental to the conduct of its business. In the opinion of management, there are no claims outstanding that would have a material adverse effect on the Company’s condensed consolidated financial position, results of operations, or cash flows.

9.	Subsequent Events

There were no other significant or material subsequent events that required recognition or additional disclosure in these condensed consolidated financial statements as of the evaluation date of January 20, 2015, which is the date these condensed consolidated financial statements were issued other than the sale agreement that was completed in January 2015 disclosed in Note 3 to the condensed consolidated financial statements.